Exhibit 10(t)

POTLATCH FOREST PRODUCTS CORPORATION

SALARIED EMPLOYEES’

SUPPLEMENTAL BENEFIT PLAN II

Effective January 1, 2005

As Amended through April 4, 2007

POTLATCH FOREST PRODUCTS CORPORATION

SALARIED EMPLOYEES’

SUPPLEMENTAL BENEFIT PLAN II

Effective January 1, 2005

As Amended through April 4, 2007

SECTION 1. INTRODUCTION.

(a) The Potlatch Forest Products Corporation Salaried Employees’ Supplemental Benefit Plan II (the “Plan”) was established effective January 1, 2005. The purposes of the Plan are:

(i) to supplement benefits provided under the Retirement Plan to the extent such benefits are reduced due to the limits of section 401(a)(17) or 415 of the Code;

(ii) to provide retirement benefits that take into account deferred awards made under the MPAP;

(iii) to provide retirement benefits to certain executives calculated as if they received a standard bonus award under the MPAP; and

(iv) to supplement benefits provided under the Savings Plan to the extent that a participant’s allocations of Company Contributions or Allocable Forfeitures are reduced due to the limits of section 401(a)(17), 401(k)(3), 401(m) or 415 of the Code or because the participant has deferred an award under the MPAP.

(b) The Plan is the successor plan to the Potlatch Corporation Salaried Employees’ Supplemental Benefit Plan (the “Prior Plan”). Effective December 31, 2004, the Prior Plan was frozen and no new benefits are to accrue under it; provided, however, that any benefits accrued and vested under the Prior Plan before January 1, 2005 continue to be governed by the terms and conditions of the Prior Plan as in effect on December 31, 2004 or on the date of any later amendment, provided that such amendment is not a material modification of the Prior Plan under section 409A of the Code and regulations promulgated thereunder (rules relating to nonqualified deferred compensation plans).

(c) Any benefits that accrued under the Prior Plan before January 1, 2005 but that were unvested after December 31, 2004 and any benefits that accrued under the Prior Plan after December 31, 2004 are deemed to have accrued under the Plan and all such accruals are governed by the terms and conditions of the Plan as it may be amended from time to time.

(d) The Plan is intended to be a deferred compensation plan, for the benefit of a select group of management or highly compensated employees of Potlatch Forest Products Corporation and its affiliates (the “Corporation”). The Corporation intends that the existence of a trust, if any, will not alter the characterization of the Plan as “unfunded” for purposes of ERISA, and will not be construed to provide income to the Participants under the Plan prior to actual payment of the vested accrued benefits hereunder. The Plan is intended to comply with the requirements of section 409A of the Code.

(e) Capitalized terms used in the Plan (other than those defined in Section 2 hereof) shall have the same meanings given to such terms in the Retirement Plan or the Savings Plan, as the context may require.

SECTION 2. DEFINITIONS

(a) “Actuarial Equivalent” shall mean “actuarial equivalent” as defined in the Retirement Plan.

(b) “Change of Control” shall mean

(i) Upon consummation of a reorganization, merger or consolidation involving Potlatch Corporation (a “Business Combination”), in each case, unless, following such Business Combination,

(A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of Potlatch Corporation (the “Outstanding Common Stock”) and the then outstanding voting securities of Potlatch Corporation entitled to vote generally in the election of directors

(the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Potlatch Corporation either directly or through one or more subsidiaries),

(B) no individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by Potlatch Corporation or such other corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination and

(C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(ii) On the date that individuals who, as of May 19, 2006 constitute the Board of Directors of Potlatch Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Potlatch Corporation; provided, however, that any individual becoming a director subsequent to May 19, 2006 whose election, or nomination for election by Potlatch Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent

Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of any Person other than the Board of Directors of Potlatch Corporation; or

(iii) Upon the acquisition after May 19, 2006 by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either

(A) the then Outstanding Common Stock or

(B) the combined voting power of the Outstanding Voting Securities;

provided, however, that the following acquisitions shall not be deemed to be covered by this Section (iii):

(A) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Corporation,

(B) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or

(C) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Section (i); or

(iv) Upon the consummation of the sale of all or substantially all of the assets of Potlatch Corporation or approval by the stockholders of Potlatch Corporation of a complete liquidation or dissolution of Potlatch Corporation.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Corporation” shall mean Potlatch Forest Products Corporation and its affiliates.

(e) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(f) “Identification Date” means each December 31.

(g) “Key Employee” means a Participant who, on an Identification Date, is:

(i) An officer (a person holding the title of Vice President or higher, the Corporate Secretary, the Corporate Treasurer, the Controller, or other person designated as an officer by the Corporation in its sole discretion) of the Corporation having annual compensation greater than the compensation limit in section 416(i)(1)(A)(i) of the Code ($140,000 in 2006), provided that no more than fifty officers of the Corporation shall be determined to be Key Employees as of any Identification Date;

(ii) A five percent owner of the Corporation; or

(iii) A one percent owner of the Corporation having annual compensation from the Corporation of more than $150,000.

If a Participant is identified as a Key Employee on an Identification Date, then such Participant shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.

(h) “MPAP” shall mean the Potlatch Corporation Management Performance Award Plan or any successor plan.

(i) “Plan” shall mean the Potlatch Forest Products Corporation Salaried Employees’ Supplemental Benefit Plan II.

(j) “Prior Plan” shall mean the Potlatch Corporation Salaried Employees’ Supplemental Benefit Plan.

(k) “Retirement Plan” shall mean the Potlatch Forest Products Corporation Salaried Employees’ Retirement Plan.

(l) “Savings Plan” shall mean the Potlatch Forest Products Corporation Salaried Employees’ Savings Plan.

(m) “Separation from Service” or “Separates from Service” shall mean termination of a Participant’s employment as a common-law employee of the Corporation.

(A) A Separation from Service will not be deemed to have occurred if

(I) a Participant continues to provide services to the Corporation in a capacity other than as an employee,

(II) the former Participant is providing services at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Corporation (or if employed by the Corporation less than three years, such lesser period), and

(III) the annual remuneration for such services is fifty percent or more of the average annual remuneration earned during the final three full calendar years of employment (of if less, such lesser period).

(B) A Separation from Service will be deemed to have occurred if

(I) a Participant’s service with the Corporation is reduced to an annual rate that is less than twenty percent of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Corporation (or if employed by the Corporation less than three years, such lesser period), or

(II) the annual remuneration for such services is less than twenty percent of the average annual remuneration earned during the three full calendar years of employment with the Corporation (or if less, such lesser period).

SECTION 3. ELIGIBILITY AND PARTICIPATION.

Participation in the Plan shall be limited to:

(a) All participants in the Retirement Plan whose benefits thereunder are reduced due to the limits of section 401(a)(17) of the Code (limiting the amount of compensation that may be taken into account under the Retirement Plan) or section 415 of the Code (limiting the annual benefits payable under the Retirement Plan);

(b) All participants in the Retirement Plan who are credited with deferred awards under the MPAP;

(c) All participants in the Retirement Plan who otherwise participate in the MPAP, who are officers of the Corporation and who are required by company policy to retire no later than the Normal Retirement Date; and

(d) All participants in the Savings Plan whose allocations of the Company Contributions or Allocable Forfeitures are reduced because the participant has deferred an award under the MPAP or because of the limits of one or more of the following sections of the Code:

(i) section 401(a)(17) (limiting the amount of compensation that may be taken into account under the Savings Plan);

(ii) section 401(k)(3) (limiting participants’ Deferred Contributions to the Savings Plan);

(iii) section 401(m) (limiting participants’ Non-deferred Contributions and matching Company Contributions under the Savings Plan); or

(iv) section 415 (limiting overall annual allocations under the Savings Plan).

Any Employee with whom the Corporation has entered into a contract that provides benefits equivalent to any of the benefits described in this Plan shall not be eligible to participate in or receive benefits under this Plan to the extent of such equivalent benefits.

SECTION 4. AMOUNT OF PLAN BENEFITS.

A Participant’s Plan Benefit shall consist of (to the extent applicable to the Participant) (i) the Retirement Plan Supplemental Benefit and (ii) the Savings Plan Supplemental Benefit. All Plan Benefits shall accrue as of the last day of each Plan Year or as of the date, if earlier, on which the Participant Separates from Service.

(a) Retirement Plan Supplemental Benefit. A Participant’s Retirement Plan Supplemental Benefit shall be the amount determined under Subsection (i) below minus the amount determined under Subsection (ii).

(i) All Participants. A Participant’s Retirement Plan Supplemental Benefit shall be the difference between

(A) the actual vested benefits payable under the Retirement Plan to the Participant and his or her joint annuitant (if any) and

(B) the vested benefits that would be payable under the Retirement Plan if (i) the limitations imposed by sections 401(a)(17) and 415 of the Code did not apply, (ii) any deferred award credited to the Participant under the MPAP had been paid to the Participant in the year it was deferred and (iii) any benefits payable under Appendix H of the Retirement Plan were not included.

In the case of any Participant who is an officer of the Corporation and who is required by the corporate mandatory retirement policy to retire no later than the mandatory retirement date, the Retirement Plan Supplemental Benefit also shall include the difference, if any, between the amount determined in Subsection (B) and the vested benefits that would be payable under the Retirement Plan if modified as in Subsection (B) above and also modified so that the deferred awards credited to the Participant under the MPAP which were recognized by the Retirement Plan in the Participant’s Final Average Earnings had been 100% of the Standard Bonus (as defined in the MPAP), considering for this purpose, only those years during which the Participant was an officer of the Corporation and was required to retire not later than the mandatory retirement date under the corporate mandatory retirement policy; provided, however, that for individuals who retire in an Award Year beginning on or after January 1, 2007, the Standard Bonus will be used to calculate Final Average Earnings only with respect to periods prior to January 1, 2007.

(ii) Prior Plan Offset. A Participant’s Retirement Plan Supplemental Benefit shall be reduced by the Participant’s retirement plan supplemental benefit accrued under the Prior Plan.

(b) Savings Plan Supplemental Benefit. A Participant’s Savings Plan Supplemental Benefit shall be the vested amount credited to a bookkeeping account established pursuant to this Section 4(b). As of the last day of each Plan Year commencing after December 31, 2004, each Participant whose allocations for such Plan Year under the Savings Plan are reduced as described in Section 3(d) above and who has made the maximum Participating Deferred and Participating Non-deferred Contributions permitted under the Savings Plan for such Plan Year shall have an amount credited to such bookkeeping account. The amount so credited shall be the difference between the amount of Company Contributions and Allocable Forfeitures actually allocated to the Participant under the Savings Plan for such Plan Year and the amount of Company Contributions and Allocable Forfeitures that would have been allocated to the Participant under the Savings Plan for such Plan Year if the Participant had made Participating Contributions equal to six percent of the Participant’s Earnings (determined without regard to section 401(a)(17) of the Code and without regard to the deferral of any award otherwise payable under the MPAP).

Through December 31 of the Plan Year preceding the Plan Year in which payment of the Participant’s entire Savings Plan Supplemental Benefit is made, the amount credited to such bookkeeping account shall be credited with interest equal to 70% of the higher of the following averages, compounded annually: (i) the prime rate charged by the major commercial banks as of the first business day of each month (as reported in an official publication of the Federal Reserve System) or (ii) the average monthly long-term rate of A rated corporate bonds (as published in Moody’s Bond Record).

The Participant shall become vested in the Participant’s Savings Plan Supplemental Benefit upon the earliest of completion of two Years of Vesting Service, attainment of age 65 while an Employee, death while an Employee or Total and Permanent Disability.

SECTION 5. DISTRIBUTIONS OF PLAN BENEFITS.

Distributions of Plan Benefits shall be made after the Participant Separates from Service pursuant to the following procedures.

(a) Retirement Plan Supplemental Benefit. The Retirement Plan Supplemental Benefit shall be distributed beginning in the Plan Year following the Plan Year in which the Participant attains age 55 or Separates from Service, whichever is later (the “Beginning Date”). If the Participant’s benefit is less than or equal to $50,000 (calculated as an Actuarial Equivalent lump sum of the amount payable at Normal Retirement) on the Beginning Date, the Participant’s benefit shall be paid in a lump sum. If the Participant’s benefit is greater than $50,000 (calculated as an Actuarial Equivalent lump sum of the amount payable at Normal Retirement) on the Beginning Date, the Participant’s benefit shall be paid in the form of an annuity. The Participant may elect the form of annuity payment from the forms available under the Retirement Plan, excluding the Social Security Adjustment option, not more than thirty days after the Beginning Date. A Participant’s Retirement Plan Supplemental Benefit which is paid in the form of annuity shall be subject to the same actuarial adjustments for form of payment applicable to Retirement Plan benefits. If a Participant’s Retirement Plan Supplemental Benefit is payable before the Participant is first eligible to receive benefits under the Retirement Plan, the Retirement Plan Supplemental Benefit will be calculated to be the Actual Equivalent of the amount payable at Normal Retirement.

If the Participant fails to make an annuity election pursuant to this Section 5(a), the vested Retirement Supplemental Benefit shall be distributed in the form of Joint & Survivor 50% Annuity or Single Life Annuity if the Participant is unmarried.

(b) Savings Plan Supplemental Benefit. Not later than the later of (i) thirty days after first becoming eligible to participate in the Plan pursuant to the earliest applicable event described in Section 3 applicable to a Participant or (ii) December 31, 2007, each Participant shall elect to receive distribution of the Participant’s vested Savings Plan Supplemental Benefit in ten or fewer annual installments or in a lump sum beginning in the Plan Year following the Plan Year in which the Participant Separates from Service by filing the prescribed form with the Corporation. This election shall be irrevocable. Distribution will be made in accordance with the Participant’s election except as provided below. The amount of any annual installment shall be determined by dividing the amount credited to the Participant’s bookkeeping account as of the last day of the Plan Year preceding the date of distribution of such installment by the total number of installments elected by the Participant less the number of installments already paid. For purposes of the Plan, installment payments shall be treated as a single distribution under section 409A of the Code.

If the Participant fails to make an election pursuant to this Section 5(b), the vested Savings Plan Supplemental Benefit shall be distributed in a lump sum in the Plan Year following the Plan Year in which the Participant Separates from Service.

If a Participant dies before the Participant’s Savings Plan Supplemental Benefit has been completely distributed, such remaining benefit shall be distributed in a lump sum as soon as practicable thereafter to the person who is or would be the Participant’s Beneficiary under the Savings Plan.

Notwithstanding any contrary provision of the Plan or this Section 5(b), if a Participant’s Savings Plan Supplemental Benefit is less than $10,000 when the Participant Separates from Service, such benefit shall be distributed in a single lump sum in the Plan Year following the Plan Year in which the Participant Separates from Service.

To the extent that no bookkeeping account has previously been established for a Participant and if the amount to be credited to the Participant’s account is less than $1,000 in a Plan Year, then no Savings Plan Supplement Benefit bookkeeping account shall be established for the Participant in such Plan Year and the deferred amount shall be distributed to the Participant in cash not later than the end of the Plan Year following the Plan Year in which such amount was deferred.

(c) Delayed Distribution to Key Employees. Notwithstanding any other provision of this Section 5, distributions of the Retirement Plan Supplemental Benefit and the Savings Plan Supplemental Benefit accounts made to a Participant who is identified as a Key Employee at the time of his or her Separation from Service will be delayed for a minimum of six months if the Participant’s distribution is triggered by his or her Separation from Service. Any payment that otherwise would have been made pursuant to this Section 5 during such six-month period will be made in one lump sum payment, without adjustment for interest, not later than the last day of the second month following the month that is six months from the date the Participant Separates from Service. The determination of which Participants are Key Employees will be made by the Corporation in its sole discretion in accordance with this Section 5(c) and sections 416(i) (defining key employees) and 409A of the Code and the regulations promulgated thereunder.

(d) No Acceleration of Benefits. Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made from the Plan that would constitute an impermissible acceleration of payment as defined in section 409A(a)(3) of the Code and regulations promulgated thereunder.

SECTION 6. MISCELLANEOUS.

(a) Forfeitures. Plan Benefits shall be forfeited under the following circumstances:

(i) If the Participant is not vested in the Retirement Plan Supplemental Benefit or Savings Plan Supplemental Benefit when the Participant Separates from Service; or

(ii) If the Participant is indebted to the Corporation or any affiliate at the time the Participant or the Participant’s joint annuitant or other Beneficiary becomes entitled to payment of a Plan Benefit. In such a case, to the extent that the amount of the Plan Benefit does not exceed such indebtedness, the amount of such Plan Benefit shall be forfeited and the Participant’s indebtedness shall be extinguished to the extent of such forfeiture.

(b) Funding. The Plan shall be unfunded, and all Plan Benefits shall be paid from the general assets of the Corporation or from assets held in a grantor trust that is subject to the claims of the Corporation’s general or judgment creditors.

(c) Tax Withholding. The Corporation shall make appropriate arrangements for satisfaction of any federal or state income tax or other payroll-based withholding tax required to be paid by the Participant upon the accrual or payment of any Plan Benefits.

(d) No Employment Rights. Nothing in the Plan shall be deemed to give any individual a right to remain in the employ of the Corporation or any affiliate or to limit in any way the right of the Corporation or an affiliate to terminate any individual’s employment with or without case, which right is hereby reserved.

(e) No Assignment of Rights.

(i) Except as otherwise provided in Section 6(a)(ii) with respect to a Participant’s indebtedness to the Corporation or an affiliate or in Section 6(e)(ii), the interest or rights of any person in the Plan or in any distribution to be made hereunder shall not be assigned (either at law or in equity), alienated, anticipated or subject to the attachment, bankruptcy, garnishment, levy, execution or other legal or equitable process. Any act in violation of this Section 6(e)(i) shall be void.

(ii) All or any portion of a Participant’s Plan Benefit hereunder shall be subject to the creation, assignment or recognition of a right under a state domestic relations order that is determined to be a “qualified domestic relations order” (within the meaning of section 414(p) of the Code) under the procedures established by the Corporation for the determination of the qualified status of domestic relations orders and for making distributions under qualified domestic relations orders.

(f) Administration. The Plan shall be administered by the Executive Compensation and Personnel Policies Committee of the Board of Directors of Potlatch Corporation (the “Committee”). The Committee (or its delegate) shall make such rules, interpretations and computations as it may deem appropriate, and any decision of the Committee (or its delegate) with respect to the Plan, including (without limitation) any determination of eligibility to participate in the Plan and any calculation of Plan Benefits, shall be conclusive and binding on all persons.

Within 30 days after a Change of Control (as defined in Section 6(i)(i)), the Committee shall appoint an independent committee consisting of at least three current (as of the effective date of the Change of Control) or former officers and directors of the Corporation, which shall thereafter administer all claims for benefits under the Plan. Upon such appointment the Committee shall cease to have any responsibility for claims administration under the Plan.

(g)	Amendment and Termination.

(i) The Corporation expects to continue the Plan indefinitely. Future conditions, however, cannot be foreseen, and the Committee shall have the authority to amend or to terminate the Plan at any time. Notwithstanding the foregoing, the Vice President, Human Resources of the Corporation shall have the power and authority to amend the Plan provided that such amendment (i) does not materially increase the cost of the Plan to the Corporation or (ii) is required to comply with new or changed legal requirements applicable to the Plan, including, but not limited to, section 409A of the Code.

(ii) In the event of an amendment of the Plan, a Participant’s Plan Benefits shall not be less than the Plan Benefits to which the Participant would be entitled if the Participant had Separated from Service immediately prior to such amendment. In addition to the foregoing, the Plan may not be amended (including any amendment to this Section 6(g)) or terminated during the three-year period following a Change of Control if such amendment or termination would alter the provisions of this Section 6(g) or adversely affect a Participant’s accrued Plan Benefits.

(iii) Except as provided in Subsection (iv), in the event of termination of the Plan, the Participants’ Plan Benefits may, in the Committee’s discretion, be distributed within the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated, or pursuant to Section 5, if earlier. If the Plan is terminated and the Plan Benefits are distributed, the Corporation, in compliance with section 409A of the Code shall terminate all account and non-account balance non-qualified deferred compensation plans with respect to all participants and shall not adopt a new account or non-account balance non-qualified deferred compensation plan for at least five years after the date the Plan was terminated.

(iv) The Committee may terminate the Plan upon a corporate dissolution of the Corporation that is taxed under section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the Plan Benefits are distributed and included in the gross income of the Participants by the latest of (A) the Plan Year in which the Plan terminates or (B) the first Plan Year in which payment of the Plan Benefits is administratively practicable.

(h) Successors and Assigns. The Plan shall be binding upon the Corporation, its successors and assigns, and any parent corporation of the Corporation’s successors or assigns. Notwithstanding that the Plan may be binding upon a successor or assign by operation of law, the Corporation shall require any successor or assign to expressly assume and agree to be bound by the Plan in the same manner and to the same extent that the Corporation would be if no succession or assignment had taken place.

(i) Claims and Review Procedure.

(i) Informal Resolution of Questions. Any Participant who has questions or concerns about his or her benefits under the Plan is encouraged to communicate with the Vice President, Human Resources. If this discussion does not give the Participant satisfactory results, a formal claim for benefits may be made within one year of the event giving rise to the claim in accordance with the procedures of this Section 6(i).

(ii) Formal Benefits Claim – Review by Review Panel. A Participant may make a written request for review of any matter concerning his or her benefits under the Plan. The claim must be addressed to the Review Panel, Salaried Employees’ Supplemental Benefit Plan II, Potlatch Corporation, 601 W. Riverside Avenue, Suite 1100, Spokane, Washington 99201. The Corporation’s Review Panel shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Review Panel shall review the request and shall issue its decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Review Panel expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.

(iii) Notice of Denied Request. If the Review Panel denies a request in whole or in part, he shall provide the person making the request with written notice of the denial within the period specified in Subsection (ii) above. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

(iv) Appeal to Review Panel.

(A) A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Review Panel within 60 days of receipt of the notification of denial. The appeal must be addressed to: Review Panel, Salaried Employees’ Supplemental Benefit Plan II, Potlatch Corporation, 601 W. Riverside Avenue, Suite 1100, Spokane, Washington 99201. The Review Panel, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

(B) The Review Panel’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Review Panel’s review shall not be restricted to those provisions of the Plan cited in the original denial of the claim.

(C) The Review Panel shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Review Panel expects to reach a decision on the appeal.

(D) If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under section 502(a) of ERISA.

(E) The decision of the Review Panel on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

(v) Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Subsection (ii) above, has been notified that the claim is denied in accordance with Subsection (iii) above, has filed a written request for a review of the claim in accordance with Subsection (iv) above, and has been notified in writing that the Review Panel has affirmed the denial of the claim in accordance with Subsection (iv) above; provided, however, that an action for benefits may be brought after the Review Panel has failed to act on the claim within the time prescribed in Subsection (ii) and Subsection (iv), respectively.

ADDENDUM A

ADDITIONAL BENEFITS PROVIDED TO MICHAEL J. COVEY

Except as provided in this Addendum A, all of the terms and conditions of the Potlatch Forest Products Corporation Salaried Employees’ Supplemental Benefits Plan II (the “Plan”) shall apply to any benefit payable under the Plan to Michael J. Covey. In accordance with the foregoing, the minimum pension benefit guaranteed to Mr. Covey in his Employment Agreement dated February 6, 2006 will be provided under this Addendum A to the Plan to the extent that such minimum pension benefit is not provided by any other section of the Plan or under any other section of the Potlatch Forest Products Corporation Salaried Employees Retirement Plan. The relevant section of Mr. Covey’s Employment Agreement is reproduced below:

(vi) Retirement Benefits. During the Employment Period following the Start Date, Executive shall be eligible to participate in the Corporation’s Salaried Retirement Plan and Supplemental Retirement Plan. In order to replace the value of pension benefit that would have been available to Executive under his former employer’s Supplemental Benefits Plan had he remained employed until age 55, the Corporation shall provide to Executive a “minimum benefit,” if he retires at or after age 55 as described below:

(A) The minimum benefit provided by the Corporation shall be $26,800 per month, offset by the accumulated pretax value of benefits paid/payable from Executive’s former employer’s Supplemental Benefits Plan and the Corporation’s Salaried Retirement and Supplemental Retirement Plan. Exhibit II attached hereto compares the retirement benefits under Executive’s former employer’s retirement plans and the Corporation’s retirement plans.

(B) Executive’s benefit shall be payable in the form of a joint and 50% survivor annuity if Executive is married at the time of benefit commencement (with actuarial reduction for joint and survivor), or as a single life annuity if Executive is unmarried at the time of benefit commencement. To the extent required to comply with, or to avoid the payment of penalties under, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as determined by the Corporation’s outside counsel, the benefit payments shall not begin until six months following Executive’s “separation of service.” The sum of the delayed payments shall be paid in a single sum after six months, with monthly payments commencing thereafter.

(C) In the event that the benefits under the Corporation’s retirement plans plus the value of the Executive’s former employer’s Supplemental Benefits Plan benefits exceed the value of the minimum benefit, the minimum benefit shall be zero. The comparison of benefit values shall be calculated using the IRS specified mortality and interest rates for computing minimum lump sum payouts from qualified retirement plans for the calendar year of termination of employment, determined as of November of the prior year.

ADDENDUM B

ADDITIONAL BENEFITS PROVIDED TO BRENT STINNETT

Except as provided in this Addendum B, all of the terms and conditions of the Potlatch Forest Products Corporation Salaried Employees’ Supplemental Benefits Plan II (the “Plan”) shall apply to any benefit payable under the Plan to Brent Stinnett. In accordance with the foregoing, the retirement benefits guaranteed to Mr. Stinnett in his Offer Letter, dated July 18, 2006 and accepted by Mr. Stinnett on July 21, 2006, will be provided under this Addendum B to the Plan to the extent that such minimum retirement benefits are not provided by any other section of the Plan or under any other section of the Potlatch Forest Products Corporation Salaried Employees Retirement Plan or the Potlatch Forest Products Corporation Salaried Employees’ Savings Plan. The relevant section of Mr. Stinnett’s Offer Letter is reproduced below:

You will be considered 100% vested immediately in any benefit you accrue under the terms of the Potlatch Forest Products Corporation Salaried Retirement Plan and Potlatch Forest Products Corporation Salaried Savings Plan (“Qualified Plans”) and the Potlatch Corporation Supplemental Retirement Plan (“Non Qualified Plan”). Additionally, you will be treated as eligible for early retirement, death and disability benefits under the terms of both the Qualified and Non-Qualified Plans without meeting the Years of Service requirements that normally apply within these plans. The effect of this provision is to assure that you begin accruing non-forfeitable pension and 401(k) benefits immediately upon joining Potlatch, and that you may receive plan benefits earlier than age 65 if you should, die, become disabled or choose to retire early (“Qualifying Events”).

While considered as 100 % vested under the terms of the Qualified Plans, no benefits will be payable under the Qualified Plans unless you meet the requirements contained within these plans. Rather, the Non Qualified Plan will provide and pay all benefits that accrue under the Qualified Plans, as well as, any benefits that accrue under the Non-Qualified Plan, as the case may be, upon the occurrence of a Qualifying Event.

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